EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We have issued our reports dated February 23, 2018 with respect to the financial statements and internal control over financial reporting of Northern Oil and Gas, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2017, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference of the aforementioned reports in this Registration Statement on Form S-3 (File No. 333-205619), and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP
Minneapolis, Minnesota
May 16, 2018